Exhibit 10.4

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is dated as of January 15, 2013 and is entered into by and between HB VON KARMAN, LLC, a Delaware limited liability company (“Landlord”), and LNH INC., a Delaware corporation (“Tenant”), with reference to the following facts:

A.          Landlord is in the process of purchasing that certain office/industrial building located at 16482 Von Karman Avenue, Irvine, California (the “Building”) from ARI-VKBP, LLC, a Delaware limited liability company, ARI-VKBP 1, LLC, a Delaware limited liability company, ARI-VKBP 2, LLC, a Delaware limited liability company, ARI-VKBP 3, LLC, a Delaware limited liability company, ARI-VKBP 4, LLC, a Delaware limited liability company, ARI-VKBP 5, LLC, a Delaware limited liability company, ARI-VKBP 6, LLC, a Delaware limited liability company, ARI-VKBP 7, LLC, a Delaware limited liability company, ARI-VKBP 8, LLC, a Delaware limited liability company, ARI-VKBP 9, LLC, a Delaware limited liability company, ARI-VKBP 10, LLC, a Delaware limited liability company and ARI-VKBP 17, LLC, a Delaware limited liability company, as tenants in common (collectively, the “Previous Landlord”).

B.          Upon the closing of the sale of the Building from the Previous Landlord to Landlord, Landlord will become the landlord under that certain Office Lease Agreement dated March 27, 2007 (as amended, the “Lease”) by and between the Previous Landlord and Tenant’s predecessor-in-interest, as amended by that certain Amendment to Lease Agreement dated February 1, 2011 and that certain Lease Amendment dated August 23, 2012, pursuant to which Landlord leases to Tenant, approximately 24,954 rentable square feet of space, known as Suites 350, 400, 400A and 425, in the Building (the “Existing Premises”).

C.          Landlord and Tenant desire to modify and amend the Lease to provide for, among other things, the expansion and relocation of the Existing Premises, the extension of the term of the Lease, and the adjustment of Rent, all as more particularly set forth in this Amendment, to be effective upon the closing of the sale of the Building from the Previous Landlord to Landlord (the date of such closing is referred to herein as the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.          Scope of First Amendment; Defined Terms; Incorporation of Recitals.    Except as expressly provided in this Amendment, the Lease shall remain in full force and effect in all respects and the term “Lease” shall mean the Lease as previously amended and as modified by this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Lease. The preamble and recitals set forth above are hereby incorporated into this Amendment by this reference in their entirety.

2.          Premises

(a)         Commencing on January 1, 2014 (“Expansion Premises Commencement Date”), the Existing Premises shall be expanded to include Suites 200 and 300 of the Building with approximately 22,836 square feet of rentable space (“Expansion Premises”). From the Expansion Commencement Date to the Suite 350 Termination Date (as defined below), (i) notwithstanding any provision of the Lease (including, but not limited to, Section 1.T.) to the contrary, all references to the term “Premises” in the Lease shall hereinafter mean the Existing Premises and the Expansion Premises (i.e, Suites 200, 300, 350, 400, 400A and 425 of the Building); and (ii) notwithstanding any provision of the Lease (including, but not limited to, Section 1.C.) to the contrary, but subject to Section 2(c) of this Amendment, for purposes of the Lease, it is agreed and stipulated by both Landlord and Tenant that the Approximate Rentable Area of the Premises is 47,830 square feet.

(b)         Landlord and Tenant hereby agree that the Lease shall be terminated solely with respect to Suite 350 of the Premises (“Suite 350”), on the earlier of: (i) June 30, 2014 and (ii) the date that (x) Landlord and a prospective tenant enters into a lease agreement for the lease of Suite 350, on terms and conditions acceptable to Landlord in its sole and absolute discretion and (y) Tenant fully surrenders Suite 350 to Landlord (such earlier date, the “Suite 350 Termination Date”). Tenant hereby agrees to surrender Suite 350 to Landlord on or before the Suite 350 Termination Date, in accordance with the terms and conditions of the Lease, including, without limitation, Section 31 thereof. Additionally, Tenant hereby agrees that, from and after the Effective Date, Landlord shall have the right to show Suite 350 to prospective tenants in accordance with the terms of Section 12 of the Lease. From and after the Suite 350 Termination Date, (i) notwithstanding any provision of the Lease (including, but not limited to, Section 1.T) to the contrary (as further modified by this Amendment), all references to the term “Premises” in the Lease shall hereinafter mean the Existing Premises (less Suite 350) and the Expansion Premises (i.e., Suites 200, 300, 400, 400A and 425 of the Building); and (ii) notwithstanding any provision of the Lease (including, but not limited to, Section 1.C) to the contrary (as further modified by this Amendment), but subject to Section 2(c) of this Amendment, for purposes of the Lease, it is agreed and stipulated by both Landlord and Tenant that the Approximate Rentable Area of the Premises is 44,892 square feet. For the avoidance of doubt, from and after the Suite 350 Termination Date, the calculation of Base Rent and Tenant’s obligation to pay Base Rent shall be based upon the square footage of the Premises not including Suite 350 and shall be pro-rated for partial months.

(c)         Notwithstanding anything to the contrary in the Lease or this Amendment, on or before the Expansion Premises Commencement Date, using an architect that is reasonably acceptable to both Landlord and Tenant, Tenant shall have the right to measure and verily the rentable square footage of the Expansion Premises in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings ANSI/BOMA Z65.1-1996, and Tenant shall notify Landlord of such determination, In the event that such determination is different from the square footage set forth in this Amendment, Landlord and Tenant shall, within five (5) days following Tenant’s notification to Landlord, execute an amendment to this Amendment confirming the actual square footage of the Premises in accordance with such determination and further setting forth any corresponding revisions to the Base Rent schedule set forth in Section 3 of this Amendment and other terms based upon the calculation of the square footage of the Premises, such as Tenant’s Pro Rata Share.

(d)         Landlord hereby agrees to deliver the Expansion Premises to Tenant on the Expansion Premises Commencement Date, vacant, without any tenants or occupants. Except as expressly provided in this Amendment, Tenant hereby acknowledges and agrees that the Expansion Premises are leased “AS IS,” with Tenant accepting all defects, if any; and Landlord makes no warranty of any kind, express or implied, with respect to the Expansion Premises (without limitation, Landlord makes no warranty as to the habitability, fitness or suitability of the Expansion Premises for a particular purpose, nor as to compliance with any laws, rules or regulations, nor as to the absence of any toxic or otherwise hazardous substances).

(e)         Tenant may access the Expansion Premises on the Effective Date (the “Early Access Date”), even though the Early Access Date is prior to the Expansion Premises Commencement Date, for purposes of constructing any alterations, performing any installations and cabling and moving any furniture and fixtures, in accordance with the terms of the Lease (“Early Access”). The obligation to pay Rent shall be abated, and Tenant’s Pro Rata Share shall not be increased by the Early Access, for the period from the Early Access Date to the Expansion Premises Commencement Date. All other terms of the Lease, however, including, but not limited to, the obligation to carry the insurance required by the Lease, shall be in effect during the Early Access period. Such Early Access shall not change the Termination Date of the Lease Term.

3.         Base Rent.  As of the Expansion Premises Commencement Date, the Base Rent schedule set forth in Section 1.D. of the Lease is hereby deleted in its entirety and substituted with following schedule:

PERIOD	MONTHLY BASE RENT PER RSF	MONTHLY BASE RENT
1/1/14 to 6/30/14	$1.40	$66,962.00*
7/1/14 to 12/31/14	$1.40	$62,848.80
1/1/15 to 12/31/15	$1.45	$65,093.40
1/1/16 to 12/31/16	$1.50	$67,338.00
1/1/17 to 12/31/17	$1.55	$69,582.60
1/1/18 to 12/31/18	$1.61	$72,276.12
1/1/19 to 12/31/19	$1.66	$74,520.72
1/1/120 to 12/31/20	$1.72	$77,214.24
1/1/21 to 12/31/21	$1.78	$79,907.76
1/1/22 to 12/31/22	$1.84	$82,601.28
1/1/23 to 6/30/23	$1.91	$85,743.72

*Number assumes that the Suite 350 Termination Date occurs on June 30, 2014. Number shall be prorated for partial months in the event that the Suite 350 Termination Date occurs on a date prior to June 30, 2014.

4.          Base Year.   Notwithstanding anything to the contrary contained in Section 1.E. of the Lease, from and after the Effective Date, the Base Year shall mean calendar year 2013.

5.          Termination Date.  Notwithstanding anything to the contrary contained in Section 1.L. of the Lease, from and after the Effective Date, the Termination Date of the Lease Term for the entire Premises (as modified by this Amendment; i.e., the Existing Premises and the Expansion Premises) shall mean June 30, 2023.

6.          Tenant’s Pro Rata Share.  Notwithstanding anything to the contrary contained in Section 1.Y. of the Lease, Tenant’s Pro Rata Share shall mean: (i) between the Effective Date and, but not including, the Expansion Premises Commencement Date, 24.84%, (ii) between the Expansion Premises Commencement Date and the Suite 350 Termination Date, 47.54% and (iii) after the Suite 350 Termination Date, 44.62%.

7.          Signage.  Section 9 of the Lease is hereby deleted in its entirety and substituted with the following:

“9.  Signage

(a)         Except as set forth in this Section 9, Tenant shall not, without Landlord’s prior written consent, which consent may be withheld in Landlord’s reasonable discretion, erect or install any signs, lettering, decorations or advertising media of any type which can be viewed from the exterior of the Premises.

(b)         Subject to the provisions of this Section 9, Tenant shall have the right to install (i) at its own cost and expense, one (1) building top sign position facing the South and (ii) at Landlord’s reasonable cost and expense, directory and suite signage.

(c)         All signs, lettering, placards, decorations and advertising media shall conform in all respects to any rules and regulations established by Landlord for the Building from time to time as well as all applicable laws, codes and regulations and any covenants affecting the Building, and shall be subject to Landlord’s reasonable requirements as to construction, method of attachment, size, shape, height, lighting, color and general appearance; provided, that once Landlord has given Landlord’s consent to such signs, lettering, placards, decorations and/or advertising media, such consent shall not be revoked except as required by applicable law, codes or regulations affecting the Building and, subject to the following sentence, Tenant shall not be required to remove or change any such signs, lettering, placards, decorations or advertising media except as required by applicable law, codes or regulations affecting the Building. Any signs of Tenant shall be removed by Tenant at the end of the Lease Term, at Tenant’s sole cost, and Tenant shall restore the Premises to its original condition.”

8.          No Additional Security Deposit.    For the avoidance of doubt, Tenant shall not be required to provide any additional security deposit.

9.          Termination of Termination Option.   Section 1 of Exhibit E to the Lease (Additional Provisions) is hereby deleted as of the Effective Date in its entirety and shall have no further force or effect. For avoidance of doubt, following the Effective Date, Tenant shall no longer have any right to terminate the Lease pursuant to Section 1 of Exhibit E to the Lease.

10.        Parking.      In addition to the Spaces provided to Tenant under Exhibit G to the Lease, Landlord hereby makes available to Tenant, from and after the Effective Date, an additional twenty-five (25) Spaces on an unreserved basis adjacent to Tenant’s existing generators. Tenant’s use of such additional Spaces shall be in accordance with the terms of Exhibit G to the Lease. Notwithstanding anything to the contrary contained in the Lease or this Amendment, such additional Spaces shall be available free of charge and accessible 24 hours per day, seven days per week, every day of the year for the entire term of the Lease (as extended by this Amendment and any subsequent amendment to the Lease). Tenant shall have the right to install generators, cooling towers and related equipment in the parking lot of the Building; provided, that Tenant shall be solely responsible for the cost of the installation, maintenance and removal of such generators, cooling towers and related equipment.

11.        Additional Space.   Provided that Tenant is not then in default under the terms of the Lease, Landlord shall notify Tenant if Suite 375 of the Building (the “Additional Space”) is to become available for lease. If the Additional Space is to become available for lease, (i) the Base Rent for the Additional Space shall be at the Fair Market Rent (as calculated consistent with the determination of Fair Market Rent in Exhibit B attached hereto), (ii) the lease term of the Additional Space shall be co-terminus with the Termination Date of the Lease (as set forth in Paragraph 5 above), (iii) the Additional Space will be leased in its “AS-IS” condition, without any obligation of Landlord to provide for tenant improvements or allowances and (iv) the lease of the Additional Space shall otherwise be on the same terms and conditions of the Lease (“Offer Terms”). Tenant shall have a one time option exercisable by written notice to Landlord within five (5) days after receipt of Landlord’s notice together with the Offer Terms, to lease the Additional Space upon the Offer Terms. If Tenant fails to deliver such notice exercising the option within such five (5) day period, this option shall become null and void. Rent in respect of the Additional Space shall commence to be due and payable on the date Landlord delivers the Additional Space to Tenant free of other tenants and occupants and otherwise in accordance with the Offer Terms. Promptly after Tenant exercises this option, Landlord and Tenant shall enter into an amendment to the Lease setting forth the terms and conditions upon which Tenant shall lease the Additional Space and incorporating the Additional Space as part of the Premises. Notwithstanding anything to the contrary contained in this Paragraph 11, Landlord shall only be obligated to offer the Additional Space to Tenant if the lease for the Additional Space has expired (after all renewal periods) or been terminated and the tenant has vacated the Additional Space.

12.        Building Improvements.       Landlord shall reserve $300,000 for certain capital improvements at the Property (such as, for example, lobby renovations, a fence at the rear of the building to hide a drainage ditch, landscaping, lighting, accent painting and similar cosmetic treatments) (the “Project Enhancements”). Subject to all applicable laws, regulations and force majeure, Landlord shall use good faith efforts to commence the Project Enhancements no later than May 31, 2013 and to complete the Project Enhancements no later than March 30, 2014. Upon the Effective Date, Landlord shall deposit an amount equal to $300,000 plus the leasing costs associated with this Amendment (less amounts already paid), into a property level operating account designated for the Building or into an escrow account with a lender having a secured interest in the Building.

13.        Option to Extend.  Landlord hereby grants to Tenant the option to extend the Lease Term of the Lease pursuant to the Option to Extend Addendum attached to this Amendment as Exhibit B.

14.        Confidentiality.   Tenant hereby agrees to maintain as confidential, this Amendment and its terms and conditions, and shall not disclose this Amendment and/or its terms and conditions, to any person or party, including, without limitation, any tenants of the Building, except for disclosures required by court order or subpoena; provided, that Tenant shall have the right to disclose this Amendment and/or its terms and conditions to any entity controlling, controlled by or under common control with Tenant, to any entity in connection with the acquisition of Tenant or Tenant’s assets, and to any current or future lender to Tenant. Tenant acknowledges that Landlord has relied on this confidentiality covenant in connection with providing certain rights to Tenant under this Amendment and this confidentiality covenant is an essential condition to Landlord’s obligations under this Amendment.

15.        Payment of Commission.  In connection with this Amendment, Tenant acknowledges that it has not used the services of a broker or other real estate agent, other than CresaPartners, whose lease commissions shall be paid by Landlord in accordance with this Section 15. In the event of a claim for broker’s fee, finder’s fee, commission or other similar compensation in connection herewith based on any other relationship with or through Tenant, Tenant hereby agrees to protect, defend and indemnify Landlord against and hold Landlord harmless from any and all damages, liabilities, costs, expenses and losses (including, without limitation, reasonable attorneys’ fees and costs) which Landlord may sustain or incur by reason of such claim. In the event of a claim for broker’s fee, finder’s fee, commission or other similar compensation in connection herewith based on any relationship with or through Landlord, Landlord hereby agrees to protect, defend and indemnify Tenant against and hold Tenant harmless from any and all damages, liabilities, costs, expenses and losses (including, without limitation, reasonable attorneys’ fees and costs) which Tenant may sustain or incur by reason of such claim. A brokerage commission fee shall be paid by Landlord to CresaPartners equivalent to four percent (4%) of the aggregate base rental (calculated on a “modified gross” basis) lease value for months 1-60 and two percent (2%) thereafter. No commission shall be paid on the restructured rental rate on the Existing Premises through July 1, 2015. The fee shall be paid one-half upon the Effective Date and one-half upon the Expansion Premises Commencement Date.

16.        Waiver.  No failure or delay by a party to insist upon the strict performance of any term, condition or covenant of this Amendment, or to exercise any right, power or remedy hereunder shall constitute a waiver of the same or any other term of this Amendment or preclude such party from enforcing or exercising the same or any such other term, conditions, covenant, right, power or remedy at any later time.

17.        Ratification.   As amended hereby the Lease is hereby ratified and shall remain in full force and effect (with Landlord as “Landlord” and Tenant as “Tenant” under the Lease). Reference is made to that certain Landlord Consent to Collateral Access Agreement to GCI Capital Markets LLC (the “Landlord Consent”). Landlord hereby ratifies the Landlord Consent and the Landlord Consent shall remain in full force and effect.

18.        Governing Law.   This Amendment shall be construed and governed by the laws of the State of California.

19.        Authority.  This Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto warrants that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Amendment.

20.        Attorneys’ Fees and Costs.   In the event of any action at law or in equity between the parties to enforce any of the provisions hereof, the substantially non-prevailing party to such litigation shall pay to the substantially prevailing party all costs and expenses, including reasonable attorneys’ fees (including costs and expenses incurred in connection with all appeals) incurred by the substantially prevailing party, and these costs, expenses and attorneys’ fees may be included in and as part of the judgment.

21.        Entire Agreement; No Amendment.   This Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant. Each party acknowledges that it has read this Amendment, fully understands all of this Amendment’s terms and conditions, and executes this Amendment freely, voluntarily and with full knowledge of its significance. Each party to this Amendment has had the opportunity to receive the advice of counsel prior to the execution hereof.

22.        Severability.  If any provision of this Amendment or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provision to other persons or circumstances, other than those to which it is held invalid, shall not be affected and shall be enforced to the furthest extent permitted by law.

23.        Counterparts.   This Amendment may be executed in counterparts and in facsimile or by PDF, and such counterparts together shall constitute but one original of the Amendment. Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

24.        Agreement to Perform Necessary Acts.   Each party agrees that upon demand, it shall promptly perform all further acts and execute, acknowledge, and deliver all further instructions, instruments and documents which may be reasonably necessary or useful to carry out the provisions of this Amendment.

25.        Captions and Headings.   The titles or headings of the various paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Amendment.

26.        Contingency.   The effectiveness of this Amendment is expressly contingent upon the closing of the sale of the Building from the Previous Landlord to Landlord. In the event that the closing of the sale of the Building from the Previous Landlord to Landlord does not occur, this Amendment shall be of no force and effect.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written to be effective as of the Effective Date.

LANDLORD:	HB VON KARMAN, LLC, a Delaware limited liability company

By:
	Name:	Robert Giusti
Its: Authorized Signatory

TENANT:	LNH INC.,
a Delaware corporation

By:
	Name:	CHRIS WHEELER
	Its:	CHIEF FINANCIAL OFFICER

EXHIBIT A

DEPICTION OF EXPANSION PREMISES

EXHIBIT B

OPTION TO EXTEND ADDENDUM

This Option to Extend Addendum is a part of the First Amendment to Lease dated January 15, 2013, by and between HB VON KARMAN, LLC, a Delaware limited liability company (“Landlord”), and LNH INC., a Delaware corporation (“Tenant”), for the premises located at Suites 200, 300, 400, 400A and 425, 16842 Von Karman Avenue, Irvine, California (the Premises”).

1.            Option to Extend.    Landlord hereby grants to Tenant the option to extend the term of the Lease for the following periods (“Option Periods”), each commencing when the prior term expires:

7/1/2023 to 6/30/2028  (“Period One”)

7/1/2028 to 6/30/2033  (“Period Two”)

2.            Exercise Dates.  For purposes of Paragraph 4 of this Addendum,

a.	the Earliest Exercise Date is 9 months prior to the date that the Option Period would commence, and

b.	the Last Exercise Date is 6 months prior to the date that the Option Period would commence.

3.            Monthly Base Rent.

a.        The monthly Base Rent for each month of an Option Period shall be 95% of Fair Market Rent (as defined below), but in no event shall the monthly Base Rent for an Option Period be less than the highest monthly Base Rent payable during the term immediately preceding the Option Period.

b.        Four (4) months prior to the commencement of each Option Period, Landlord shall notify Tenant of Landlord’s determination, in good faith, of the Fair Market Rent (as defined below) of the Premises during the Option Period, If written agreement cannot be reached by the Parties by the date winch is three months prior to the commencement of that Option Period, then the option for that Option Period and subsequent options for any other Option Period, if any, will automatically terminate.

c.        The Fair Market Rent determination shall mean the annual amount per square foot, projected during the Option Period, with appropriate increases in Base Rent during the Option Period, that a willing, comparable, non-equity tenant (excluding sublease and assignment transactions), would pay, and a willing, comparable landlord of a comparable quality office/industrial building located in the surrounding class B office space in the Orange County Airport Market measured on a straight line basis (“Comparison Market Area”) would accept, at arm’s length, for space of comparable size, quality, ceiling height, loading capabilities, power capacities, and parking ratios as the Premises, taking into account the age, quality and layout of the Premises and also taking into account items that professional real estate brokers customarily consider, such as rental rates, availability, tenant size and other factors typically considered by Landlord or the lessors of such similar facilities. The fair market determination shall account for economic concessions then being offered in the relevant market place but shall be limited in scope to an effective rental figure only.

4.           Conditions to Exercise of Option.  Tenant’s right to extend is conditioned upon and subject to each of the following:

a.          In order to exercise an option to extend, Tenant must give written notice of such election to Landlord and Landlord must receive the same by the Last Exercise Date but not prior to the Earliest Exercise Date. If proper notification of the exercise of an option is not given and/or received, such option shall automatically expire. Options (if there are more than one) may only be exercised consecutively. Failure to exercise an option during the time period provided terminates that option and all subsequent options. Tenant acknowledges that because of the importance to Landlord of knowing no later than the Last Exercise Date whether or not Tenant will exercise the option, the failure of Tenant to notify Landlord by the Last Exercise Date will conclusively be presumed an election by Tenant not to exercise the option.

b.          Tenant shall have no right to exercise an option (i) if Tenant is in default or (ii) in the event that Landlord has given to Tenant three or more notices of separate defaults during the 12-month period immediately preceding the exercise of the option, whether or not the defaults are cured. The period of time within which an option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an option because of the provisions of this paragraph.

c.          All of the terms and conditions of the Lease in effect as of the commencement of the Option Periods, except where specifically modified by this Addendum, shall apply during Option Periods.

d.          The options are personal to Tenant, cannot be assigned or exercised by anyone other than Tenant, and only while Tenant is in possession of the entire Premises and without the intention of thereafter assigning or subletting.